EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Marty McDermut,
Acting Chief Financial Officer
IRIS International, Inc.
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL REPORTS RECORD SECOND QUARTER REVENUE

SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ALLIEDPATH, INC.

CHATSWORTH, Calif., July 27, 2010 – IRIS International, Inc. (NASDAQ: IRIS), reflecting continued improved instruments sales and record sales of consumables and service, today announced revenue of $26.7 million for the second quarter ended June 30, 2010, a 19% increase from revenue of $22.3 million in the prior year second quarter and the highest revenue quarter in the Company’s history. Net income for the second quarter 2010 was $624,000, or $0.03 per diluted share, compared with net income of $1.0 million, or $0.06 per diluted share, in the year ago period. Second quarter 2010 included unfavorable foreign currency fluctuation of approximately $800,000, primarily resulting from the precipitous drop in the Euro and British Pound currencies attributable to the European debt crisis, CFO severance and related costs of approximately $381,000 and acquisition related expenses of approximately $321,000. The total impact of these charges adversely impacted the second quarter earnings by approximately $0.06 per diluted share. We are presenting below a tabular presentation of what earnings and diluted EPS would have been had these charges not occurred. These non-GAAP financial measures are labeled as adjusted net income and adjusted diluted EPS. Diluted weighted average shares outstanding for the three months ended June 30, 2010 and 2009, were 18.1 million and 17.9 million, respectively.

“We are pleased to report record second quarter revenue, reflecting continued improvement in the global hospital spending environment, as evidenced by strong double digit growth in all of our reporting segments. Instrument shipments remained strong with 103 iQ®200™ analyzers sold in the quarter versus 95 in the year ago period. In addition, 37 iChem®VELOCITY™ chemistry analyzers were shipped internationally in the quarter. Our consumable and service revenue increased 19% and Sample Processing revenue increased 21% over the prior year’s quarter. We are disappointed with the impact that foreign currency fluctuations had on our results, which offset the improvements in revenue and gross margins in all core business segments,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International.

“As announced separately today, we are pleased to have signed an agreement to acquire AlliedPath, Inc. This is a very strategic acquisition for IRIS as it provides us with a state-of–the-art high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine,” stated Mr. Garcia. “Furthermore, the acquisition provides a direct commercial channel for accelerating our NADiA® ultra-sensitive nucleic acid detection immunoassay platform, beginning with NADiA ProsVue™, a prostate cancer prognostic test designed to identify patients at low risk of cancer recurrence post-radical prostatectomy, which is pending FDA clearance,” he added.

“On the new product front, we made significant progress with the submission of 510(k) applications for our NADiA ProsVue assay and the iChemVELOCITY and iRICELL® Urinalysis Workstation in April and June, respectively. We feel confident that these new 510(k) submissions address the issues raised by the FDA in our previous submissions and in recent pre-IDE reviews for these products,” Mr. Garcia added.

(More)

Following are highlights and more detail about results for the second quarter:

•	Record revenue of $26.7 million in Q2 2010 increased 19% from $22.3 million in Q2 2009.

•	Consolidated gross margin improvement to 54% vs. 51% in Q2 2009.

•	Record IVD consumables and service revenue of $15.3 million in Q2 2010, a 19% increase over Q2 2009, and accounting for 57% of consolidated revenue.

•	103 iQ200 analyzers sold in the second quarter compared with 95 units sold in prior year Q2; more than 2,800 sold to date.

•

37 iChemVELOCITY chemistry analyzers sold to international markets in Q2, of which 16 were part of an iRICELL® workstation; more than 280 iChemVELOCITY units shipped since September 2008; U.S. launch of iChemVELOCITY and iRICELL workstation pending U.S. FDA 510(k) clearance.

•	Two 510(k) applications submitted to the FDA in Q2 2010: NADiA®ProsVue™ ultra-sensitive prognostic cancer assay in April and iChemVELOCITY in June.

•

Diluted EPS of $0.03 in Q2 2010 versus $0.06 in Q2 2009; Q2 2010 included $1.5 million, or $0.06 per diluted share, in charges relating to unfavorable foreign currency translations, CFO severance and transition and acquisition-related expenses.

•	Strong debt-free balance sheet with cash of $37.0 million at June 30, 2010.

Consolidated gross margin in the second quarter was 54% compared with 51% in the prior year period, as a result of higher instrument volume and a greater percentage of domestic sales as well as improved margins in our consumables and service and Sample Processing business.

The IVD business unit sales increased 19% to $22.7 million in the second quarter of 2010, compared with $19.1 million in the year ago period. The IVD business unit sales include approximately $500,000 in incremental revenue relating to our recent acquisition of our distributors’ operations in the UK and Germany. IVD instrument sales increased 20% to $7.4 million compared with $6.2 million in the second quarter of 2009, driven by the high number of instruments sales including 103 iQ200 urine microscopy analyzers and 37 iChemVELOCITY automated urine chemistry analyzers sold in the quarter. (The iChemVELOCITY is currently only being sold in the international marketplace, as the U.S. launch is pending FDA 510(k) market clearance.) IVD instruments gross margin was 37% for the 2010 second quarter compared with 33% in the year ago period, primarily due to higher instrument volume and greater mix of domestic sales versus international sales through distributors, which carry lower margins. IVD instrument revenue represented 28% of consolidated revenue in the second quarter of 2010 and 2009.

IVD consumables and service revenue grew by 19% to a record $15.3 million for the quarter, compared with $12.9 million in the second quarter of 2009. IVD consumables and service revenue represented 57% of total revenue in the second quarter of 2010 versus 58% in the second quarter of 2009 reflecting the impact of higher instruments revenue in the second quarter of 2010 versus the year-ago period. IVD consumables and service gross margin was 62% for the 2010 second quarter, compared with 59% in the year ago period, primarily the result of increased consumables volume due to the expanding installed base, as well as improved profitability of the service business. The growing base of iChemVELOCITY analyzers continues to increase the pull-through of iChem test strips benefitting the utilization of the Company’s strip manufacturing facility in Marburg, Germany.

Revenue at the Iris Sample Processing Division increased 21% to a record $4.0 million for the second quarter of 2010, compared with revenue of $3.3 million in the second quarter of 2009, as a result of increasing demand for the division’s bench top sample preparation devices and instrumentation including the recently released Ovatube™ fecal parasite specimen collection and processing device and the CytoFuge™ 12 high-volume cytological centrifuge, as well as increased revenue for parts and service.

The Iris Sample Processing gross margin was 56% for the second quarter of 2010, compared with 52% in the year ago period due to product mix and cost savings relating to the implementation of lean manufacturing practices.

(More)

Marketing and selling expenses of $4.8 million in the second quarter of 2010 increased 21% when compared with marketing and selling expenses of $3.9 million in the year ago period, primarily a result of increased personnel related to the commencement of direct sales operations in the UK and Germany in January 2010, and higher commissions and GPO fees related to the increase in IVD instrument sales.

General and administrative expenses in the second quarter of 2010 increased 37% to $4.6 million, compared with $3.4 million in the prior year period, primarily due to CFO severance and related transition costs of $381,000 and increased personnel costs and related benefits in IT and regulatory affairs. Also included in G&A expense is approximately $321,000 related to the AlliedPath acquisition for legal, personnel and consulting.

Research and development expense for the second quarter of 2010 was $3.8 million, or 14% of revenue, compared with $2.9 million, or 13% of revenue, in the second quarter of 2009, due to the increased spending related to the submission of a new 510(k) for the iChemVELOCITY, the development of our 3GEMS™ Hematology platform and the completion of the NADiA ProsVue 510(k) submission.

“We are pleased to report that we completed the clinical studies and data collection required by FDA for the re-submission of a 510(k) application in June for our iChem®VELOCITY™ and iRICELL urinalysis workstation, which significantly impacted our R&D spending in the first half of 2010. In addition, as previously announced, we submitted the 510(k) application to FDA for our NADiA® ProsVue™ ultra-sensitive prostate specific antigen assay following a successful completion of our pivotal 300-patient retrospective clinical study. With the iChemVELOCITY and NADiA ProsVue development programs largely behind us, we are re-focusing our resources into accelerating the next generation platform development. The 3GEMS hematology feasibility stage is nearing completion and we plan to transition our hematology program to formal product development late in 2010 while, concurrently, beginning the initial development of the 3GEMS next generation urinalysis platform,” Mr. Garcia added.

The effective tax rate for the second quarter was 32%, compared with 27% for the second quarter of 2009. This increase in the effective tax rate is primarily due to expiration of Federal R&D tax credits The Company’s balance sheet remains strong with cash of $37.0 million and no debt at June 30, 2010.

Foreign Currency Fluctuation

Other expense for the second quarter of 2010 was $616,000 and included $589,000 of foreign currency losses primarily related to Euro or British Pound currency transaction losses on US dollar denominated intercompany balances.

In addition, other foreign currency fluctuations negatively impacted the second quarter results by a net of $211,000 related to analyzers purchased from our Japanese supplier and our direct sales operations in France, Germany and the UK. These items were reflected in revenue, cost of goods sold and operating expenses.

Year-to-Date Financial Results

For the six months ended June 30, 2010, IRIS had revenue of $52.7 million, a 20% increase from revenue of $43.9 million in the prior year period. Consolidated gross profit margin was 53% for the six months ended June 30, 2010 and 52% for the prior year period. Gross profit for the period improved 20.5%, to $27.7 million from $23.0 million in the year-ago period. Net income for the six months ended June 30, 2010 was $1.7 million, or $0.09 per diluted share, compared with $2.4 million, or $0.14 per diluted share in the year ago six month period. Year-to-date results included $1.9 million, or $0.07 per diluted share, in charges relating to unfavorable foreign currency translations, CFO severance and transition and acquisition-related expenses. Diluted average shares outstanding for the 2010 and 2009 six month periods were 18.1 million and 17.8 million, respectively.

Company Outlook

IRIS is increasing its revenue guidance for 2010 to $104 - $108 million from $100 - $104 million, mainly due to improvements we are experiencing in the medical capital equipment markets and related consumables and service. We are revising our EPS guidance to $0.19 - $0.21 from $0.40 - $0.43 per

(More)

fully diluted share. Our revised EPS guidance includes the dilutive impact of $0.09 - $0.11 per diluted share from our acquisition of AlliedPath. In addition the revised EPS guidance reflects the effect of foreign currency losses, CFO severance and related transition costs, increased tax rate, due to the expiration of Federal R&D tax credits and increased spending in R&D, partially offset by the increase in revenues.

Our 2010 guidance does not include any revenue or correlating expenses relating to the commercial initiation of NADiA ProsVue, as we have not yet secured regulatory clearance, but includes an increase in R&D expenses of approximately $2.0 million to support new product initiatives and approximately $2.5 million in incremental expense to fund our new direct sales initiative in the UK and Germany and for establishing a foundation for future product launches.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,800 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease. For more information visit www.proiris.com.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, including the AlliedPath acquisition, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: satisfaction of conditions precedent to closing of the AlliedPath acquisition; identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(More)

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the three month and six month periods ended June 30, 2010. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate the comparison of our historical results to our competitors. The Company is reporting herein the following non-GAAP financial measures: “adjusted net income,” and “adjusted diluted earnings per share." These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted net income excludes items which are considered unusual and the related incremental tax effect of these items. Adjusted diluted earnings per share excludes the effect of the same items described above from diluted earnings per share. Reconciliations of net income, the GAAP measure most directly comparable to adjusted net income, and diluted earnings per share, the GAAP measure most directly comparable to adjusted diluted earnings per share, are provided on the attached schedule.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Acquisition related costs – For the three and six month periods ended June 30, 2010, we recorded acquisition-related charges of $321,000 and $364,000, respectively. The charges were primarily associated with legal and consulting costs related to our acquisition of AlliedPath.

b)	CFO severance and related transition costs – For the three and six month periods ended June 30, 2010, we recorded $381,000 related to CFO severance and related transition costs.

c)	Net foreign currency impact – For the three and six month periods ended June 30, 2010, the impact from foreign currency transactions were $800,000 and $1.1 million, respectively. Of these amounts $589,000 and $692,000 were related to unrealized Euro or British Pound currency transaction losses on US dollar denominated intercompany amounts. For the three and six month periods ended June 30, 2010, $211,000 and $438,000, respectively were related to transactions with our Japanese supplier and our direct operations in the UK, Germany and France. Amounts for the prior year period were immaterial and therefore no reconciliation of GAAP to Non-GAAP is provided for the prior year periods.

(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,026	$34,253
Accounts receivable, net	18,127	17,715
Inventories	13,107	10,866
Prepaid expenses and other current assets	1,807	1,045
Investment in sales-type leases, current portion	3,499	3,397
Notes receivable	450	—
Deferred tax asset	4,238	4,238

Total current assets	78,254	71,514

Property and equipment, net	9,357	9,667
Goodwill	2,450	2,450
Core technology, net	1,410	1,454
Software development costs, net	2,587	2,534
Deferred tax asset	1,898	1,898
Investment in sales-type leases, non-current portion	8,886	7,441
Other assets	884	832

Total assets	$105,726	$97,790

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,516	$4,479
Accrued expenses	6,468	5,761
Deferred service contract revenue, current portion	3,027	2,286

Total current liabilities	17,011	12,526
Deferred service contract revenue, non-current portion	47	42

Total liabilities	17,058	12,568

Commitments and contingencies
Shareholders’ equity:
Common stock	182	181
Preferred Stock	—	—
Additional paid-in capital	89,747	87,692
Other comprehensive income	284	560
Accumulated deficit	(1,545)	(3,211)

Total shareholders’ equity	88,668	85,222

Total liabilities and shareholders’ equity	$105,726	$97,790

(More)

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
Sales of IVD instruments	$7,412	$6,183	$15,301	$11,637
Sales of IVD consumables and service	15,325	12,882	29,716	25,404
Sales of sample processing instruments and supplies	3,951	3,277	7,651	6,877

Total revenues	26,688	22,342	52,668	43,918

Cost of goods – IVD instruments	4,679	4,148	9,747	7,284
Cost of goods – IVD consumable and service	5,787	5,283	11,742	10,197
Cost of goods – sample processing instruments and supplies	1,727	1,579	3,430	3,411

Total cost of goods sold	12,193	11,010	24,919	20,892

Gross profit	14,495	11,332	27,749	23,026

Marketing and selling	4,769	3,948	9,196	7,832
General and administrative	4,623	3,376	8,360	6,523
Research and development	3,845	2,870	7,533	5,680

Total operating expenses	13,237	10,194	25,089	20,035

Operating income	1,258	1,138	2,660	2,991
Other income (expense):
Interest income	279	223	516	426
Interest expense	(2)	(3)	(5)	(7)
Other income (expense)	(616)	28	(673)	21

Income before provision for income taxes	919	1,386	2,498	3,431
Provision for income taxes	295	374	832	1,029

Net income	$624	$1,012	$1,666	$2,402

Net income per share – basic	$0.03	$0.06	$0.09	$0.14

Net income per share – diluted	$0.03	0.06	$0.09	$0.14

Weighted average shares outstanding – basic	17,991	17,665	17,959	17,547

Weighted average shares outstanding – diluted	18,094	17,879	18,079	17,754

(More)

IRIS INTERNATIONAL, INC.

RECONCILIATION OF GAAP NET INCOME AND DILUTED EARNINGS PER SHARE TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

(unaudited – in thousands- except per share data)

	For the three months ended June 30, 2010				For the six months ended June 30, 2010
	Pretax amount	After tax amount	Per Diluted Share		Pretax amount	After tax amount	Per Diluted Share
GAAP net income & Diluted EPS		$624	$0.03			$1,666	$0.09
Reconciling items:
Acquisition related costs	$321	218	0.01		$364	239	0.01
CFO severance & related transition costs	381	259	0.01		381	250	0.01
Foreign currency	800	544	0.03		1,130	741	0.04

Adjusted net income & Adjusted Diluted EPS		$1,645	$0.09	(1)		$2,896	$0.16	(1)

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.
(3)	Of the foreign currency impact, for the three and six month periods, $211,000 and $438,000, respectively were related to transactions affecting operating income

# # #